EXHIBIT NO. 99



[LOGO] TRIMERIS



FOR IMMEDIATE RELEASE


                                Contact: Amy Martini
                                         Noonan/Russo Communications, Inc.
                                Phone:   (212) 696-4455 ext. 255

                                Contact: Trimeris, Inc.
                                Phone:   (919) 419-6050

       TRIMERIS RAISES APPROXIMATELY $65 MILLION THROUGH PRIVATE PLACEMENT

DURHAM, NC, JANUARY 28, 2000 -- Trimeris, Inc. (Nasdaq: TRMS) today announced that it has offered and intends to complete a private placement of Trimeris' common stock to new and current shareholders in order to raise net proceeds of up to approximately $65 million.

In connection with this private placement, the company intends to issue up to
1.75 million shares of common stock. Net proceeds from the private placement will be used to fund the clinical development of its product candidates, T-20 and T-1249, to fund increased research and development, to provide working capital and for general corporate purposes.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company expects to file a registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.

ABOUT TRIMERIS, INC.
Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. Trimeris' lead product candidate, T-20, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase II clinical trials and has received fast-track designation from the FDA. Trimeris' second fusion inhibitor product candidate, T-1249, which also inhibits HIV fusion, has received fast-track designation from the FDA and is in Phase I clinical testing.

For more information on Trimeris, Inc., visit the company's web site at www.trimeris.com.

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TRIMERIS SAFE HARBOR STATEMENT
Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris' previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section included in Trimeris' Form 10-Q for the three months ended March 31, 1999, filed with the Securities and Exchange Commission on May 17, 1999, and the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 26, 1999.


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